Exhibit 23.5

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Permex Petroleum Corporation on Amendment No. 6 to Form S-1 (No. 333-268191) of our report dated February 10, 2023 (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern), with respect to our audit of the consolidated financial statements of Permex Petroleum Corporation as of September 30, 2022 and for the year then ended, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

September 26, 2023